Exhibit 2.1

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated as of January 26, 2015, by and among Aleris Corporation, a Delaware corporation (“Parent”), and Real Alloy Holding, Inc. (f/k/a SGH Acquisition Holdco, Inc.), a Delaware corporation (“Buyer”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, Parent, Buyer, Aleris International, Inc., Aleris Holding Canada Limited, Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Dutch Aluminum C.V., Aleris Deutschland Vier GmbH Co KG, Evergreen Holding Germany GmbH and Signature Group Holdings, Inc. previously entered into a Purchase and Sale Agreement, dated as of October 17, 2014 (the “Agreement”);

WHEREAS, Section 11.02(a) of the Agreement provides in relevant part that the Agreement can be amended only by an instrument in writing signed by Parent and Buyer; and

WHEREAS, Parent and Buyer have agreed to amend the Agreement as provided herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO AGREEMENT

1.1.  All references in the Agreement and this Amendment to the “Agreement” shall be deemed to mean the Agreement, as amended by this Amendment.

1.2.  The first sentence of Section 2.07(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“On the Closing Date, Buyer shall deposit Thirty Thousand (30,000) shares of the Transaction Preferred Stock to be issued to Parent pursuant to Section 2.02(b) into an escrow account (the “Escrow Account”) with JP Morgan Chase Bank N.A. (the “Escrow Agent”), to be held and disbursed pursuant to the Escrow Agreement; provided that if the Subscription Rights Offering generates net proceeds greater than or equal to Forty Five Million Dollars ($45,000,000), then on the Closing Date Buyer shall deposit Twenty Five Thousand (25,000) shares of the Transaction Preferred Stock to be issued to Parent pursuant to Section 2.02(b) and an amount in cash equal to Five Million Dollars

($5,000,000) into the Escrow Account (the aggregate amount of Transaction Preferred Stock and/or cash, as applicable, deposited into the Escrow Account pursuant to this Section 2.07(a), the “Escrow Amount”).”

1.3.  The parties to this Amendment hereby agree that Section 5.15(d) of the Agreement is hereby amended to provide that the size of the Subscription Rights Offering contemplated thereby shall be no less than Fifty Million Dollars ($50,000,000).

ARTICLE II

MISCELLANEOUS

2.1.  Effect of Amendment.  Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

2.2.  Counterparts; Effectiveness.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and neither party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

2.3.  Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)  This Amendment, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Amendment or as an inducement to enter into this Amendment), shall be governed by and construed in accordance with the law of the State of New York, without regard to the choice of law or conflicts of law principles thereof that could cause the application of the laws of another state or jurisdiction.  The parties hereto expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of New York.

(b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court sitting in the State of New York located in New York County or, if such courts shall not have jurisdiction, the state courts sitting in the State of New York in New York County, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Amendment or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in such state courts or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in such state courts or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in such state courts or such federal court.  Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.01 of the Agreement.  Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by Law.

(c)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.3(c).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first above written.

BUYER: REAL ALLOY HOLDING, INC.

By:	/s/ Kyle Ross
Name: Kyle Ross
Title: Vice President and Assistant Secretary

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]

PARENT: ALERIS CORPORATION

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Purchase and Sale Agreement]